News Release

For Immediate Release:	For More Information,
October 28, 2010	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Third Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $2.8 million, or $0.17 per diluted common share, for the three months ended September 30, 2010 and $9.1 million, or $0.54 per diluted common share, for the nine months ended September 30, 2010.  For the three and nine months ended September 30, 2009, the Company reported earnings of $5.4 million, or $0.32 per diluted common share, and $52.0 million, or $3.12 per diluted common share, respectively.

In the second quarter of 2009, the Company realized a $67.9 million gain related to the acquisition of Cooperative Bank in Wilmington, North Carolina.  The after-tax impact of this gain was $41.1 million, or $2.46 per diluted common share.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2010 amounted to $31.1 million, a 1.8% increase over the third quarter of 2009.  This increase was due to a higher net interest margin, which was partially offset by a lower level of earning assets due to a contraction of the balance sheet over the past twelve months (see below).

Net interest income for the nine months ended September 30, 2010 amounted to $93.8 million, a 23.3% increase over the comparable period of 2009.  This increase was due to a higher net interest margin, as well as balance sheet growth realized from the June 2009 Cooperative Bank acquisition.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the third quarter of 2010 was 4.30% and a 47 basis point increase from the 3.83% margin realized in the third quarter of 2009.  For the nine months ended September 30, 2010, the net interest margin was 4.27%, a 51 basis point increase compared to 3.76% for the comparable period of 2009.  The primary reason the higher net interest margins in 2010 is that the Company has been able to lower rates on maturing time deposits that were originated in periods of higher interest rates.  Also, the Company has experienced declines in higher cost deposit accounts.

The third quarter 2010 net interest margin of 4.30% was a slight decline from the 4.35% margin experienced in the second quarter of 2010.  This decline was impacted by a lower level of purchase accounting adjustments, which have increased net interest income and are primarily associated with the Cooperative Bank acquisition.  See page 5 of the Financial Summary for a table that presents the impact of purchase accounting adjustments.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $8.4 million in the third quarter of 2010 compared to $8.0 million in the second quarter of 2010 and $5.2 million in the third quarter of 2009.  The provision for loan losses for the nine months ended September 30, 2010 was $24.0 million compared to $13.6 million for the comparable period in 2009.

The higher provision for loan losses is a result of higher levels of classified and nonperforming assets and the impact of declining real estate values on the Company’s collateral dependent real estate loans.  The increases in the provisions for loan losses are primarily attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Cooperative Bank that are subject to loss share agreements with the FDIC and which were written down to estimated fair market value in connection with initially recording the acquisition.

The Company’s non-covered nonperforming assets amounted to $118 million at September 30, 2010, compared to $108 million at June 30, 2010 and $66 million at September 30, 2009.   At September 30, 2010, the ratio of non-covered nonperforming assets to total non-covered assets was 4.16%, compared to 3.89% at June 30, 2010, and 2.23% at September 30, 2009.

The Company’s ratio of annualized net charge-offs to average non-covered loans was 1.06% for the third quarter of 2010 compared to 1.04% in the second quarter of 2010 and 0.72% in the third quarter of 2009.

     The Company’s nonperforming assets that are covered by FDIC loss share agreements amounted to $181 million at September 30, 2010, compared to $187 million at June 30, 2010 and $133 million at September 30, 2009.  The Company continues to submit reimbursement claims to the FDIC on a regular basis.

Noninterest Income

Total noninterest income was $4.0 million in the third quarter of 2010 compared to $5.7 million for the third quarter of 2009.  The decline in 2010 was primarily a result of a $0.5 million decline in service charges on deposits and $1.4 million in other losses (primarily write-downs, as described below).  The decline in service charges on deposits is primarily due to lower insufficient fund fee charges, which declined during the third quarter of 2010 as a result of less instances of customers overdrawing their accounts.  This was partially a result of new regulations that took effect in the third quarter of 2010 that limit the Company’s ability to charge overdraft fees.

Total noninterest income for the nine months ended September 30, 2010 was $14.2 million, compared to $83.3 million for the nine months ended September 30, 2009.  The year-to-date period in 2009 includes a $67.9 million gain related to the June 2009 acquisition of Cooperative Bank.  Most other categories of noninterest income increased as a result of the larger customer base that resulted from the Cooperative Bank acquisition.

For the three and nine months ended September 30, 2010, the Company recorded $1.3 million and $2.5 million, respectively, in write-downs (net of FDIC reimbursable amounts) on foreclosed properties covered by FDIC loss sharing agreements, which is included in “Other gains (losses)” in the accompanying schedules.   The write-downs were necessary as a result of updated appraisals obtained on foreclosed real estate properties during the respective periods.

Noninterest Expenses

Noninterest expenses amounted to $20.7 million in the third quarter of 2010, a 1.2% decrease from the $21.0 million recorded in the same period of 2009.  Noninterest expenses for the nine months ended September 30, 2010 amounted to $64.9 million, a 15.8% increase from the $56.1 million recorded in the first nine months of 2009.  This increase is attributable to incremental operating expenses associated with the Cooperative Bank acquisition that occurred in the second quarter of 2009.  Included in other operating expenses for the first nine months of 2010 are approximately $1.8 million in costs (net of FDIC reimbursements) associated with collection activities on loans and foreclosed properties covered by FDIC loss sharing agreements, compared to $0.1 million for the first nine months of 2009.

Balance Sheet and Capital

Total assets at September 30, 2010 amounted to $3.4 billion, a 4.7% decrease from a year earlier.  Total loans at September 30, 2010 amounted to $2.5 billion, a 7.9% decrease from a year earlier, and total deposits amounted to $2.8 billion at September 30, 2010, a 5.8% decrease from a year earlier.  The contraction of the Company’s balance sheet has been primarily a result of weak loan demand, which has allowed the Company to lessen its reliance on higher cost sources of funding, including internet and brokered deposits.

The Company continues to experience a general decline in loans, with loans decreasing approximately $143 million, or 5.4%, since December 31, 2009.  Although the Company originates and renews a significant amount of loans each month, normal paydowns of loans are exceeding new loan growth.  Overall, loan demand remains weak in most of the Company’s market areas.

The Company’s deposits declined by $182 million, or 6.2%, during the first nine months of 2010.  This decrease was primarily associated with time deposits, which are generally the highest cost source of funds for the Company.  Brokered deposits remained at a low level at September 30, 2010, comprising just 3.4% of total deposits, with internet deposits comprising an additional 1.9%.

The Company remains well-capitalized by all regulatory standards with a Total Risk-Based Capital Ratio of 16.74% compared to the 10.00% minimum to be considered well-capitalized.  The Company’s tangible common equity to tangible assets ratio was 6.55% at September 30, 2010, an increase of 75 basis points from a year earlier.  The Company continues to have outstanding $65 million in preferred stock that was issued to the US Treasury in January 2009.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “I am pleased that our company’s strength and high performance allows us to continue to report profits and pay cash dividends during this prolonged period of economic weakness.”

“Over the past few months, we have held celebrations throughout our branch network in recognition of First Bank’s 75th anniversary.  It has been a privilege to meet so many First Bank customers and say ‘thank you.’  To those customers I have not met, let me take this opportunity to say ‘Thank you for your business.  We really appreciate it, and we hope we are serving you well,’” stated Mr. Ocheltree.

Mr. Ocheltree noted the following other corporate developments:

•
First Bank recently introduced Mobile Banking, which allows customers access to their bank account using their mobile phone.  Additionally, for iPhone® users, First Bank has an app available that provides one touch access.  For additional information, please visit our website at www.FirstBancorp.com.

•
On August 24, 2010, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 25, 2010 to shareholders of record on September 30, 2010.  This is the same dividend rate as the Company declared in the third quarter of 2009.

•	There was no stock repurchase activity during 2010.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.4 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 92 branches, with 77 branches operating in the central Piedmont and coastal regions of North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$36,897	41,404
Interest on investment securities	1,778	1,882
Other interest income	135	188
Total interest income	38,810	43,474	(10.7%)
Interest expense
Interest on deposits	7,245	12,169
Other, primarily borrowings	494	795
Total interest expense	7,739	12,964	(40.3%)
Net interest income	31,071	30,510	1.8%
Provision for loan losses	8,391	5,200	61.4%
Net interest income after provision for loan losses	22,680	25,310	(10.4%)
Noninterest income
Service charges on deposit accounts	3,350	3,811
Other service charges, commissions, and fees	1,325	1,216
Fees from presold mortgages	404	395
Commissions from financial product sales	325	333
Data processing fees	–	38
Securities gains (losses)	1	6
Other gains (losses)	(1,448)	(58)
Total noninterest income	3,957	5,741	(31.1%)
Noninterest expenses
Personnel expense	11,309	11,450
Occupancy and equipment expense	2,812	3,083
Intangibles amortization	219	218
Acquisition expenses	–	290
Other operating expenses	6,371	5,912
Total noninterest expenses	20,711	20,953	(1.2%)
Income before income taxes	5,926	10,098	(41.3%)
Income taxes	2,078	3,716	(44.1%)
Net income	$3,848	6,382	(39.7%)

Preferred stock dividends and accretion	(1,027)	(995)

Net income available to common shareholders	$2,821	5,387	(47.6%)

Earnings per common share – basic	$0.17	0.32	(46.9%)
Earnings per common share – diluted	0.17	0.32	(46.9%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,071	30,510
Tax-equivalent adjustment (1)	330	221
Net interest income, tax-equivalent	$31,401	30,731	2.2%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$112,724	107,596
Interest on investment securities	5,650	5,688
Other interest income	463	293
Total interest income	118,837	113,577	4.6%
Interest expense
Interest on deposits	23,476	34,818
Other, primarily borrowings	1,577	2,696
Total interest expense	25,053	37,514	(33.2%)
Net interest income	93,784	76,063	23.3%
Provision for loan losses	24,017	13,611	76.5%
Net interest income after provision for loan losses	69,767	62,452	11.7%
Noninterest income
Service charges on deposit accounts	10,408	10,035
Other service charges, commissions, and fees	4,048	3,542
Fees from presold mortgages	1,216	847
Commissions from financial product sales	1,087	1,164
Data processing fees	32	103
Gain from acquisition	–	67,894
Securities gains (losses)	25	(113)
Other gains (losses)	(2,628)	(209)
Total noninterest income	14,188	83,263	(83.0%)
Noninterest expenses
Personnel expense	33,733	29,828
Occupancy and equipment expense	8,654	7,262
Intangibles amortization	654	414
Acquisition expenses	–	1,082
Other operating expenses	21,907	17,507
Total noninterest expenses	64,948	56,093	15.8%
Income before income taxes	19,007	89,622	(78.8%)
Income taxes	6,780	34,631	(80.4%)
Net income	$12,227	54,991	(77.8%)

Preferred stock dividends and accretion	(3,080)	(2,958)

Net income available to common shareholders	$9,147	52,033	(82.4%)

Earnings per share - basic	$0.55	3.13	(82.4%)
Earnings per share - diluted	0.54	3.12	(82.7%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$93,784	76,063
Tax-equivalent adjustment (1)	956	571
Net interest income, tax-equivalent	$94,740	76,634	23.6%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2010	2009	2010	2009
Return on average assets (1)	0.34%	0.61%	0.37%	2.35%
Return on average common equity (2)	3.89%	7.86%	4.30%	22.85%
Net interest margin – tax-equivalent (3)	4.30%	3.83%	4.27%	3.76%
Efficiency ratio – tax-equivalent (3) (4)	58.58%	57.45%	59.62%	35.08%
Net charge-offs to average non-covered loans	1.06%	0.72%	1.04%	0.52%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.08	$0.24	0.24
Stated book value - common	17.04	16.28	17.04	16.28
Tangible book value - common	12.83	12.01	12.83	12.01
Common shares outstanding at end of period	16,785,750	16,671,983	16,785,750	16,671,983
Weighted average shares outstanding - basic	16,779,554	16,664,544	16,754,678	16,636,646
Weighted average shares outstanding - diluted	16,807,135	16,805,770	16,784,032	16,674,649

CAPITAL RATIOS
Tangible equity to tangible assets	8.52%	7.68%	8.52%	7.68%
Tangible common equity to tangible assets	6.55%	5.80%	6.55%	5.80%
Tier I leverage ratio	10.25%	9.18%	10.25%	9.18%
Tier I risk-based capital ratio	15.48%	13.34%	15.48%	13.34%
Total risk-based capital ratio	16.74%	14.59%	16.74%	14.59%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,272,161	3,525,812	$3,343,223	2,955,972
Loans	2,529,356	2,763,178	2,577,640	2,405,030
Earning assets	2,894,660	3,180,200	2,966,424	2,723,234
Deposits	2,777,358	2,923,300	2,835,494	2,428,366
Interest-bearing liabilities	2,613,762	2,886,799	2,692,570	2,376,409
Shareholders’ equity	353,061	336,963	349,639	304,457

(1)  Calculated by dividing annualized net income available to common shareholders by average assets.
(2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009

Net interest income – tax-equivalent (1)	$31,401	31,867	31,472	31,280	30,731
Taxable equivalent adjustment (1)	330	331	295	247	221
Net interest income	31,071	31,536	31,177	31,033	30,510
Provision for loan losses	8,391	8,003	7,623	6,575	5,200
Noninterest income	3,957	4,537	5,694	6,255	5,741
Noninterest expense	20,711	21,957	22,280	22,458	20,953
Income before income taxes	5,926	6,113	6,968	8,255	10,098
Income taxes	2,078	2,172	2,530	2,987	3,716
Net income	3,848	3,941	4,438	5,268	6,382
Preferred stock dividends and accretion	1,027	1,026	1,027	1,014	995
Net income available to common shareholders	2,821	2,915	3,411	4,254	5,387

Earnings per common share – basic	0.17	0.17	0.20	0.25	0.32
Earnings per common share – diluted	0.17	0.17	0.20	0.25	0.32

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Sept. 30, 2010	At June 30, 2010	At Dec. 31, 2009	At Sept. 30, 2009	One Year Change
Assets
Cash and due from banks	$51,812	59,944	60,071	43,667	18.7%
Interest bearing deposits with banks	267,863	153,630	290,801	240,425	11.4%
Total cash and cash equivalents	319,675	213,574	350,872	284,092	12.5%

Investment securities	194,708	210,629	214,168	196,607	-1.0%
Presold mortgages	3,226	3,123	3,967	8,420	-61.7%

Loans – non-covered	2,096,439	2,099,099	2,132,843	2,147,615	-2.4%
Loans – covered by FDIC loss share agreements	413,735	455,477	520,022	578,485	-28.5%
Total loans	2,510,174	2,554,576	2,652,865	2,726,100	-7.9%
Allowance for loan losses	(44,999)	(42,215)	(37,343)	(34,444)	30.6%
Net loans	2,465,175	2,512,361	2,615,522	2,691,656	-8.4%

Premises and equipment	54,039	54,026	54,159	52,868	2.2%
FDIC loss share receivable	93,125	118,072	143,221	187,029	-50.2%
Intangible assets	70,577	70,797	70,948	71,165	-0.8%
Other real estate owned – non-covered	17,475	14,690	8,793	6,963	151.0%
Other real estate owned – covered	101,389	80,074	47,430	10,439	871.3%
Other assets	40,948	40,996	36,276	16,255	151.9%
Total assets	$3,360,337	3,318,342	3,545,356	3,525,494	-4.7%

Liabilities
Deposits:
Non-interest bearing demand	$290,388	293,555	272,422	268,097	8.3%
NOW accounts	370,654	356,626	362,366	264,267	40.3%
Money market accounts	492,983	494,979	496,940	477,092	3.3%
Savings accounts	154,955	157,343	149,338	142,391	8.8%
Brokered time deposits	94,073	91,195	76,332	122,634	-23.3%
Internet time deposits	53,246	54,535	128,024	158,680	-66.4%
Other time deposits > $100,000	641,970	668,044	704,128	706,343	-9.1%
Other time deposits	653,213	678,611	743,558	782,136	-16.5%
Total deposits	2,751,482	2,794,888	2,933,108	2,921,640	-5.8%

Repurchase agreements	68,157	61,766	64,058	58,209	17.1%
Borrowings	158,907	76,579	176,811	176,927	-10.2%
Other liabilities	30,836	36,371	28,996	32,336	-4.6%
Total liabilities	3,009,382	2,969,604	3,202,973	3,189,112	-5.6%

Shareholders’ equity
Preferred stock	65,000	65,000	65,000	65,000	0.0%
Discount on preferred stock	(3,146)	(3,361)	(3,789)	(3,990)	-21.2%
Common stock	99,303	98,973	98,099	97,745	1.6%
Common stock warrants	4,592	4,592	4,592	4,592	0.0%
Retained earnings	188,028	186,552	182,908	179,988	4.5%
Accumulated other comprehensive income	(2,822)	(3,018)	(4,427)	(6,953)	-59.4%
Total shareholders’ equity	350,955	348,738	342,383	336,382	4.3%
Total liabilities and shareholders’ equity	$3,360,337	3,318,342	3,545,356	3,525,494	-4.7%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009

Yield on loans	5.79%	5.86%	5.90%	5.97%	5.94%
Yield on securities – tax-equivalent (1)	4.26%	4.38%	4.13%	3.97%	4.23%
Yield on other earning assets	0.32%	0.32%	0.38%	0.36%	0.34%
Yield on all interest earning assets	5.36%	5.46%	5.37%	5.35%	5.45%

Rate on interest bearing deposits	1.16%	1.22%	1.32%	1.61%	1.82%
Rate on other interest bearing liabilities	1.52%	1.54%	1.41%	1.17%	1.36%
Rate on all interest bearing liabilities	1.17%	1.23%	1.32%	1.58%	1.78%

Interest rate spread – tax-equivalent (1)	4.19%	4.23%	4.05%	3.77%	3.67%
Net interest margin – tax-equivalent (2)	4.30%	4.35%	4.16%	3.92%	3.83%

Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

___________________________________________________________________________________________________________________________
(1)   See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)   Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(49)	(49)	(49)	(49)	(49)
Interest income – increased by accretion of loan discount	1,231	1,659	1,484	1,469	−
Interest expense – reduced by premium amortization of deposits	296	731	1,184	1,639	2,072
Interest expense – reduced by premium amortization of borrowings	72	116	116	116	116
Impact on net interest income	$1,550	2,457	2,735	3,175	2,139

First Bancorp and Subsidiaries Financial Summary - page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2010	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009

Non-covered nonperforming assets
Nonaccrual loans	$80,318	73,152	63,415	62,206	51,015
Restructured loans	20,447	20,392	27,207	21,283	6,963
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	100,765	93,544	90,622	83,489	57,978
Other real estate	17,475	14,690	10,818	8,793	7,549
Total non-covered nonperforming assets	$118,240	108,234	101,440	92,282	65,527

Covered nonperforming assets (1)
Nonaccrual loans (2)	$75,116	98,669	105,043	117,916	122,308
Restructured loans	4,160	8,450	11,379	-	-
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	79,276	107,119	116,422	117,916	122,308
Other real estate	101,389	80,074	68,044	47,430	10,439
Total covered nonperforming assets	$180,665	187,193	184,466	165,346	132,747

Total nonperforming assets	$298,905	295,427	285,906	257,628	198,274
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	0.88%	0.85%	0.81%	0.54%	0.57%
Nonperforming loans to total loans	7.17%	7.86%	7.94%	7.59%	6.61%
Nonperforming assets to total assets	8.90%	8.90%	8.43%	7.27%	5.62%
Allowance for loan losses to total loans	1.79%	1.65%	1.52%	1.41%	1.26%
Allowance for loan losses to nonperforming loans	24.99%	21.04%	19.17%	18.54%	19.11%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.06%	1.04%	1.01%	0.69%	0.72%
Non-covered nonperforming loans to non-covered loans	4.81%	4.46%	4.28%	3.91%	2.70%
Non-covered nonperforming assets to total non-covered assets	4.16%	3.89%	3.58%	3.10%	2.23%
Allowance for loan losses to non-covered loans	2.15%	2.01%	1.87%	1.75%	1.60%
Allowance for loan losses to non-covered nonperforming loans	44.66%	45.13%	43.80%	44.73%	59.41%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At September 30, 2010, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $103.9 million.